Exhibit 99.1

News Release

Ashland board authorizes a 12 percent increase in quarterly dividend and new, evergreen $500 million common stock repurchase program

WILMINGTON, Del., May 25, 2022 – The board of directors of Ashland Global Holdings Inc. (NYSE: ASH) has declared a quarterly cash dividend of $0.335 cents per share on the company's common stock representing a 12 percent increase from the previous quarter. The dividend is payable on June 15, 2022, to stockholders of record at the close of business on June 1, 2022.

As of April 30, 2022, there were 54,124,915 shares of Ashland common stock outstanding.

In addition, the board of directors authorized a new, evergreen $500 million common stock repurchase program, effective immediately. The new authorization terminates and replaces the company’s 2018 $1 billion share repurchase program. Under the new program, the company’s common shares may be repurchased in open market transactions, privately negotiated transactions or pursuant to Rule 10b5-1 trading plans.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for sustainability. The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceuticals. Approximately 3,800 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/sustainability to learn more.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

Investor Relations:	Media Relations:
Seth A. Mrozek	Carolmarie C. Brown
+1 (302) 594-5010	+1 (302) 995-3158
samrozek@ashland.com	ccbrown@ashland.com